Promotion Award Letter Agreement

August 10, 2022

To: Greg Hart

Dear Greg,

On behalf of our company and the team, I want to personally thank you for all your hard work. In recognition of your promotion to the Chief Operating Officer of Compass, Inc. (the “Company”), I am pleased to present you with an incentive award in the aggregate amount of $3,000,000 (the “Promotion Award”), to be awarded in the form of four time-based restricted stock unit awards (the “RSU Grants”) or paid in cash as described in more detail below, subject to your continuous employment with the Company. The Promotion Award is intended to align your interests with that of our shareholders and will allow you to participate in the growth of the company which you help create. The effective date of this letter agreement is May 10, 2022.

The first tranche of your Promotion Award will be awarded in the form of an RSU Grant with the following terms:

	Grant Date	Number of Shares	Vesting Schedule
2022 RSU Grant	August 10, 2022 (actual)	145,385 shares	Quarterly, with 25% vesting on each August 15, 2022, November 15, 2022, February 15, 2023 and May 15, 2023
The subsequent three tranches of your Promotion Award will be awarded to you either in the form of (i) an award of the three RSU Grants with the terms as indicated below or (ii) a $750,000 lump sum cash payment (subject to applicable tax withholding) in lieu of any of the RSU Grants (with the form of each yearly award determined independently of the form of the other awards), to be paid in 2023, 2024 and 2025:

	Grant Date(1)	Number of Shares	Vesting Schedule
2023 RSU Grant	June 2023 (anticipated)	$750,000 divided by PPS(2)	Quarterly, with 25% vesting on each August 15, 2023, November 15, 2023, February 15, 2024 and May 15, 2024
2024 RSU Grant	June 2024 (anticipated)	$750,000 divided by PPS(2)	Quarterly, with 25% vesting on each August 15, 2024, November 15, 2024, February 15, 2025 and May 15, 2025
2025 RSU Grant	June 2025 (anticipated)	$750,000 divided by PPS(2)	Quarterly, with 25% vesting on each August 15, 2025, November 15, 2025, February 15, 2026 and May 15, 2026
(1) “Grant Date” means the date on which each RSU Grant is expected to be approved by the Compensation Committee of the Company’s Board of Directors, in accordance with the Company’s equity award granting policies effective on each Grant Date.
(2) “PPS” means the trailing 30-day average closing trading price of the Company’s Class A common stock on the New York Stock Exchange for the period ending on, and including, the Grant Date.
Please note that the Company reserves the right to determine in its sole discretion whether the subsequent three tranches of your Promotion Award will be awarded either as an RSU Grant or as a lump sum cash payment.
Each RSU Grant will be subject to additional terms as set forth in the Notice of Restricted Stock Unit Award and Restricted Stock Unit Award Agreement, both of which will be available for your review in Shareworks shortly after the applicable Grant Date.

For the avoidance of doubt, this letter agreement sets forth the terms of your Promotion Award and your second amended and restated offer letter, dated May 26, 2022, shall remain unchanged and shall continue in full force and effect.

Please indicate your acknowledgement and acceptance of these terms by signing below.

Sincerely,

/s/ Priyanka Singh
Priyanka Singh
Chief People Officer

Acknowledgment and Acceptance:

I acknowledge that I have received, read and understood this letter agreement and I agree with its terms.

/s/ Greg Hart
Greg Hart

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